Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
May 29, 2007	Dan Quinn	Sally Curley
	(617) 768-6849	(617) 768-6140

Genzyme Announces $1.5 Billion Share Repurchase Authorization

CAMBRIDGE, Mass. — Genzyme Corp. (Nasdaq: GENZ) announced today that its board of directors has authorized the repurchase of up to $1.5 billion or 20 million of the company’s outstanding common shares over the next three years.  The share repurchase program is designed to reduce the dilutive effect of the company’s equity compensation programs, and it reflects Genzyme’s confidence in the long-term value of its common stock.

Under the program, share purchases may be made from time to time on the open market, in privately negotiated transactions or by other means, at management’s discretion.  The manner of the purchases, the amount that the company spends and the number of shares it ultimately purchases will vary based on a range of factors, including share price.  The share repurchase program will be funded through operating cash flow and is expected to be accretive to Genzyme’s earnings per share.

This press release contains forward-looking statements, including statements regarding the repurchase of Genzyme’s common stock and the effect of the repurchases on Genzyme’s earnings.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, market conditions, trading restrictions, alternative requirements for available cash and the risks and uncertainties described in our SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended March 31, 2007.  We caution investors not to place undue reliance on the forward-looking statements

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contained in this document.  These statements speak only as of the date of this document and we undertake no obligation to update or revise the statements.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,000 employees in locations spanning the globe and 2006 revenues of $3.2 billion.  Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease, and other areas of unmet medical need.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.